EXHIBIT 99.1

Enterprise Products GP, LLC

Unaudited Condensed Consolidated Balance Sheet at March 31, 2006

ENTERPRISE PRODUCTS GP, LLC

ENTERPRISE PRODUCTS GP, LLC

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

AT MARCH 31, 2006

(Dollars in thousands)

ASSETS
Current assets
Cash and cash equivalents	$ 34,997
Restricted cash	5,907
Accounts and notes receivable - trade, net of allowance
for doubtful accounts of $20,585	1,088,121
Accounts receivable - related parties	10,690
Inventories	255,415
Prepaid and other current assets	107,774
Total current assets	1,502,904
Property, plant and equipment, net	8,825,047
Investments in and advances to unconsolidated affiliates	463,532
Intangible assets, net of accumulated amortization of $184,309	930,069
Goodwill	494,033
Deferred tax asset	4,821
Other assets	97,100
Total assets	$ 12,317,506

LIABILITIES AND MEMBER'S EQUITY
Current liabilities
Accounts payable - trade	$ 199,245
Accounts payable - related parties	4,469
Accrued gas payables	1,197,878
Accrued expenses	27,727
Accrued interest	71,233
Other current liabilities	133,447
Total current liabilities	1,633,999
Long-term debt	4,396,315
Other long-term liabilities	113,202
Minority interest	5,633,304
Commitments and contingencies
Member's equity	540,686
Total liabilities and member's equity	$ 12,317,506

See Notes to Unaudited Condensed Consolidated Balance Sheet

ENTERPRISE PRODUCTS GP, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

AT MARCH 31, 2006

1. Company Organization and Basis of Financial Statement Presentation

Company organization and formation

Enterprise Products GP, LLC is a Delaware limited liability company formed in May 1998 that is the general partner of Enterprise Products Partners L.P. (“Enterprise Products Partners”). Enterprise Products GP’s primary business purpose is to manage the affairs and operations of Enterprise Products Partners and its subsidiaries. Enterprise Products Partners is a publicly traded Delaware limited partnership, the common units of which are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “EPD.” Enterprise Products Partners conducts substantially all of its business through a wholly owned subsidiary, Enterprise Products Operating L.P. (the “Operating Partnership”).

Enterprise Products GP is owned 100% by Enterprise GP Holdings L.P. Enterprise GP Holdings is a publicly traded partnership, the common units of which are listed on the NYSE under the ticker symbol “EPE.” Enterprise GP Holdings’ assets consist of its ownership of Enterprise Products GP and certain limited partner interests in Enterprise Products Partners. Enterprise Products GP, Enterprise Products Partners and Enterprise GP Holdings are affiliates and under common control of Dan L. Duncan, the Chairman and controlling shareholder of EPCO.

Significant relationships referenced in Notes to Unaudited Condensed Consolidated Balance Sheet

Unless the context requires otherwise, references to “we,” “us,” “our” or “Enterprise Products GP, LLC” are intended to mean and include the business and operations of Enterprise Products GP, LLC, as well as its consolidated subsidiaries, which include Enterprise Products Partners L.P. and its consolidated subsidiaries.

References to “Enterprise Products GP” are intended to mean and include Enterprise Products GP, LLC, individually as the general partner of Enterprise Products Partners L.P., and not on a consolidated basis.

References to “Enterprise Products Partners” mean the business and operations of Enterprise Products Partners L.P. and its consolidated subsidiaries.

References to “Enterprise GP Holdings” are intended to mean Enterprise GP Holdings L.P., individually as our parent company, and not on a consolidated basis.

References to “EPE Holdings” mean EPE Holdings, LLC, the general partner of Enterprise GP Holdings.

References to “EPCO” mean EPCO, Inc., which is a related party affiliate to all of the foregoing named entities.

References to “TEPPCO” mean TEPPCO Partners L.P., which is a related party affiliate to us. References to “TEPPCO GP” refer to the general partner of TEPPCO, which is wholly owned by a private company subsidiary of EPCO.

Basis of presentation of consolidated financial statements

We own a 2% general partner interest in Enterprise Products Partners, which conducts substantially all of our business. We have no independent operations and no material assets outside those of Enterprise Products Partners. The number of reconciling items between our consolidated balance sheet and that of Enterprise Products Partners are few. The most significant difference is that relating to minority interest ownership in our net assets by the limited partners of Enterprise Products Partners, and the elimination of our investment in Enterprise Products Partners with our underlying partner’s capital account in Enterprise Products Partners. See Note 2 for additional information regarding minority interest ownership in our consolidated subsidiaries.

In our opinion, the accompanying unaudited condensed consolidated balance sheet includes all adjustments consisting of normal recurring accruals necessary for a fair presentation. Although we believe our disclosures are adequate to make the information presented in our unaudited balance sheet not misleading, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) have been condensed or omitted pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC” or “Commission”). Enterprise Products GP’s unaudited March 31, 2006 balance sheet should be read in conjunction with its audited December 31, 2005 balance sheet filed on Enterprise Products Partners' Form 8-K on February 27, 2006. In addition, this financial information should be read in conjunction with Enterprise Products Partners' Form 10-K for the year ended December 31, 2005 and its Form 10-Q for the three months ended March 31, 2006. The Commission file number for Enterprise Products Partners’ public filings is 1-14323.

Dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars, unless indicated otherwise.

2. General Accounting Policies and Related Matters

Use of estimates

In accordance with GAAP, we use estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Our actual results could differ from these estimates.

New accounting pronouncements

Emerging Issues Task Force (“EITF”) 04-13, “Accounting for Purchases and Sale of Inventory With the Same Counterparty.” This accounting guidance requires that two or more inventory transactions with the same counterparty should be viewed as a single nonmonetary transaction, if the transactions were entered into in contemplation of one another. Exchanges of inventory between entities in the same line of business should be accounted for at fair value or recorded at carrying amounts, depending on the classification of such inventory. This guidance was effective April 1, 2006, and our adoption of this guidance had no impact on us.

Accounting for employee benefit plans

Dixie Pipeline Company (“Dixie”), a consolidated subsidiary of Enterprise Products Partners, directly employs the personnel that operate its pipeline system. Certain of these employees are eligible to participate in Dixie’s defined contribution plan and pension and postretirement benefit plans. Dixie's employee benefit plans are immaterial to our consolidated financial position, results of operations and cash flows. During the remainder of 2006, Dixie expects to contribute approximately $0.3 million to its postretirement benefit plan and between $2 million and $4.4 million to its pension plan.

Minority Interest

Minority interest represents third-party and related party ownership interests in the net assets of certain of our subsidiaries. For financial reporting purposes, the assets and liabilities of our majority owned subsidiaries are consolidated with those of our own, with any third-party investor’s ownership in our consolidated balance sheet amounts shown as minority interest. The following table presents the components of minority interest at March 31, 2006:

Limited partners of Enterprise Products Partners:
Non-affiliates of Enterprise Products GP	$ 4,798,742
Affiliates of Enterprise Products GP	719,366
Joint venture partners	115,196
Total minority interest on consolidated balance sheet	$ 5,633,304

Minority interest attributable to the limited partners of Enterprise Products Partners consist of common units held by the public and affiliates of EPCO. Minority interest attributable to joint venture partners at March 31, 2006, primarily represents our partners in Tri-States, Seminole, Wilprise, Independence Hub, Dixie and Belle Rose.

3. Accounting for Equity Awards

Effective January 1, 2006, we adopted Statement of Financial Accounting Standards (“SFAS”) 123(R), “Share-Based Payment,” to account for equity awards. Prior to our adoption of SFAS 123(R), we accounted for equity awards using the intrinsic value method described in Accounting Principles Board Opinion (“APB”) 25, “Accounting for Stock Issued to Employees.” SFAS 123(R) requires us to recognize compensation expense related to equity awards based on the fair value of the award at the grant date. The fair value of an equity award is estimated using the Black-Scholes option pricing model. Under SFAS 123(R), the fair value of an award is amortized to earnings on a straight-line basis over the requisite service or vesting period.

Upon our adoption of SFAS 123(R), we recognized a cumulative effect of change in accounting principle of $1.5 million (a benefit), which is included as a component of minority interest since the limited partners of Enterprise Products Partners were allocated their share of this benefit. The cumulative effect adjustment is based on SFAS 123(R)’s requirement to recognize compensation expense based upon the grant date fair value of an equity award and the application of an estimated forfeiture rate to unvested awards. In addition, previously recognized deferred compensation of $14.6 million related to Enterprise Products Partners’ nonvested (or restricted) common units was reversed on January 1, 2006.

Unit options

Under EPCO’s 1998 Long-Term Incentive Plan (the “1998 Plan”), non-qualified incentive options to purchase a fixed number of Enterprise Products Partners’ common units may be granted to EPCO’s key employees who perform management, administrative or operational functions for us. Generally, the exercise price of each option granted is equivalent to the market price of the underlying equity at the date of grant. In addition, options granted under the 1998 Plan have a weighted-average vesting period of four years and remain exercisable for ten years from the date of grant.

EPCO purchases common units to fund its obligations under the 1998 Plan at fair value either in the open market or from Enterprise Products Partners. When employees exercise unit options, we reimburse EPCO for the cash difference between the strike price paid by the employee and the actual purchase price paid by EPCO for the units issued to the employee.

The fair value of each unit option to purchase Enterprise Products Partners’ common units is estimated on the date of grant using the Black-Scholes option pricing model, which incorporates various assumptions including (i) expected life of the options of seven years, (ii) risk-free interest rates ranging from 3.8% to 4.2%, (iii) expected distribution yield on common units of Enterprise Products Partners ranging from 8.8% to 9.2%, and (iv) expected unit price volatility on Enterprise Products Partners’ common units ranging from 20% to 29%. In general, our assumption of expected life represents the period of time that options are expected to be outstanding based on an analysis of historical option activity. Our selection of the risk-free interest rate is based on published yields for U.S. government securities with comparable terms. The expected distribution yield and unit price volatility of Enterprise Products Partners’ units is estimated based upon several factors, which include an analysis of its historical unit price volatility and distribution yield over a period equal to the expected life of the option granted.

The information in the following table shows unit option activity under the 1998 Plan.

			Weighted-
			average
		Weighted-	remaining	Aggregate
	Number of	average strike	contractual	Intrinsic
	Units	price	term (in years)	Value (1)
Outstanding at December 31, 2005	2,082,000	$ 22.16
Exercised	(29,000)	$ 12.88
Outstanding at March 31, 2006	2,053,000	$ 22.29	7.56	$ 3,655

Exercisable at March 31, 2006	698,000	$ 19.45	5.34	$ 3,655

(1) Aggregate intrinsic value reflects fully vested unit options of Enterprise Products Partners at March 31, 2006.

The total intrinsic value of Enterprise Products Partners’ unit options exercised during the first quarter of 2006 was $0.3 million. During the first quarter of 2006, we received cash of $0.7 million from the exercise of unit options and our option-related reimbursements to EPCO were $0.4 million.

Nonvested units

Under the 1998 Plan, Enterprise Products Partners can issue nonvested (i.e., restricted) common units to key employees of EPCO and directors of Enterprise Products GP. The 1998 Plan provides for the issuance of 3,000,000 restricted common units of Enterprise Products Partners, of which 2,186,264 remain authorized for issuance at March 31, 2006.

In general, Enterprise Products Partners’ restricted unit awards entitle recipients to acquire the underlying common units (at no cost to them) once the defined vesting period expires, subject to certain forfeiture provisions. The restrictions on the nonvested units generally lapse four years from the date of grant. The fair value of such nonvested units is estimated on the date of grant based on the market price of the underlying common units.

The following table summarizes information regarding Enterprise Products Partners’ restricted units for the first quarter of 2006.

		Weighted-
	Number of	average grant
	Units	date fair value
Restricted units at December 31, 2005	751,604	$ 24.49
Granted	17,500	$ 24.95
Vested	(2,434)	$ 25.90
Forfeited	(26,021)	$ 23.90
Restricted units at March 31, 2006	740,649	$ 24.52

The total fair value of Enterprise Products Partners’ restricted units that vested during the first quarter of 2006 was $0.1 million.

Employee Partnership

In connection with the initial public offering of the Enterprise GP Holdings in August 2005, the Employee Partnership was formed to serve as an incentive arrangement for certain employees of EPCO through a “profits interest” in the Employee Partnership. At inception, the Employee Partnership used $51 million in contributions it received from an affiliate of EPCO (which was admitted as the Class A limited partner of the Employee Partnership) to purchase 1,821,428 units of Enterprise GP Holdings in August 2005. Certain EPCO employees, including all of the executive officers of EPE Holdings and Enterprise Products GP, other than Dan L. Duncan, have been issued Class B limited partner interests without any capital contribution and admitted as Class B limited partners of the Employee Partnership.

As described in its partnership agreement, the Employee Partnership will be liquidated upon the earlier of (i) August 2010 or (ii) a change in control of Enterprise GP Holdings or its general partner. Upon liquidation of the Employee Partnership, units having a fair market value equal to the Class A limited partner’s capital base will be distributed to the Class A limited partner, plus any Class A preferred return for the quarter in which liquidation occurs. Any remaining units will be distributed to the Class B limited partners as a residual profits interest in the Employee Partnership as an award.

Prior to our adoption of SFAS 123(R), the estimated value of the profits interest was accounted for similar to a stock appreciation right. Upon our adoption of SFAS 123(R), we began recognizing compensation expense based upon the estimated grant date fair value of the Class B partnership equity awards.

The fair value of the Class B partnership equity awards was estimated on the date of grant using the Black-Scholes option pricing model, which incorporates various assumptions. We used the following assumptions to estimate the fair value of these equity awards: (i) expected life of award of five years; (ii) risk-free interest rate of 4.1%; (iii) expected dividend yield on units of Enterprise GP Holdings of 3% and (iv) expected Enterprise GP Holdings unit price volatility of 30%.

4. Financial Instruments

We are exposed to financial market risks, including changes in commodity prices and interest rates. We may use financial instruments (i.e., futures, forwards, swaps, options and other financial instruments with similar characteristics) to mitigate the risks of certain identifiable and anticipated transactions. In general, the type of risks we attempt to hedge are those related to (i) the variability of future earnings, (ii) fair values of certain debt instruments and (iii) cash flows resulting from changes in certain interest rates or commodity prices. As a matter of policy, we do not use financial instruments for speculative (or “trading”) purposes.

Interest Rate Risk Hedging Program

Our interest rate exposure results from variable and fixed interest rate borrowings under various debt agreements. We manage a portion of our interest rate exposures by utilizing interest rate swaps and similar arrangements, which allow us to convert a portion of fixed rate debt into variable rate debt or a portion of variable rate debt into fixed rate debt.

As summarized in the following table, we had eleven interest rate swap agreements outstanding at March 31, 2006 that were accounted for as fair value hedges.

	Number	Period Covered	Termination	Fixed to	Notional
Hedged Fixed Rate Debt	Of Swaps	by Swap	Date of Swap	Variable Rate (1)	Amount
Senior Notes B, 7.50% fixed rate, due Feb. 2011	1	Jan. 2004 to Feb. 2011	Feb. 2011	7.50% to 8.15%	$50 million
Senior Notes C, 6.375% fixed rate, due Feb. 2013	2	Jan. 2004 to Feb. 2013	Feb. 2013	6.375% to 6.69%	$200 million
Senior Notes G, 5.6% fixed rate, due Oct. 2014	6	4th Qtr. 2004 to Oct. 2014	Oct. 2014	5.6% to 5.27%	$600 million
Senior Notes K, 4.95% fixed rate, due June 2010	2	Aug. 2005 to June 2010	June 2010	4.95% to 4.99%	$200 million
(1) The variable rate indicated is the all-in variable rate for the current settlement period.

The total fair value of these eleven interest rate swaps at March 31, 2006, was a liability of $46.8 million, with an offsetting decrease in the fair value of the underlying debt.

Commodity Risk Hedging Program

The prices of natural gas, NGLs and petrochemical products are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control. In order to manage the risks associated with such products, we may enter into commodity financial instruments. The primary purpose of our commodity risk management activities is to hedge our exposure to price risks associated with (i) natural gas purchases, (ii) NGL production and inventories, (iii) related firm commitments, (iv) fluctuations in transportation revenues where the underlying fees are based on natural gas index prices and (v) certain anticipated transactions involving either natural gas, NGLs or certain petrochemical products.

At March 31, 2006, we had a limited number of commodity financial instruments in our portfolio, which primarily consisted of economic hedges. The fair value of our commodity financial instrument portfolio at March 31, 2006 was an asset of $1.1 million.

5. Inventories

At March 31, 2006, our inventory amounts were as follows:

Working inventory	$ 237,783
Forward-sales inventory	17,632
Inventory	$ 255,415

Our regular trade (or “working”) inventory is comprised of inventories of natural gas, NGLs, and petrochemical products that are available for sale or used in the provision of services. Our forward sales inventory is comprised of segregated NGL and natural gas volumes dedicated to the fulfillment of forward-sales contracts. Both inventories are valued at the lower of average cost or market.

6. Property, Plant and Equipment

At March 31, 2006, our property, plant and equipment and accumulated depreciation were as follows:

	Estimated
	Useful Life	March 31,
	in Years	2006
Plants and pipelines (1)	5-35 (5)	$ 8,361,372
Underground and other storage facilities (2)	5-35 (6)	563,174
Platforms and facilities (3)	23-31	161,807
Transportation equipment (4)	3-10	21,197
Land		38,550
Construction in progress		912,940
Total		10,059,040
Less accumulated depreciation		1,233,993
Property, plant and equipment, net		$ 8,825,047

(1)   Plants and pipelines includes processing plants; NGL, petrochemical, oil and natural gas pipelines; terminal loading and unloading facilities; office furniture and equipment; buildings; laboratory and shop equipment; and related assets.

(2)   Underground and other storage facilities includes underground product storage caverns; storage tanks; water wells; and related assets.

(3)   Platforms and facilities includes offshore platforms and related facilities and other associated assets.

(4)   Transportation equipment includes vehicles and similar assets used in our operations.

(5)   In general, the estimated useful lives of major components of this category are: processing plants, 20-35 years; pipelines, 18-35 years (with some equipment at 5 years); terminal facilities, 10-35 years; office furniture and equipment, 3-20 years; buildings 20-35 years; and laboratory and shop equipment, 5-35 years.

(6)   In general, the estimated useful lives of major components of this category are: underground storage facilities, 20-35 years (with some components at 5 years); storage tanks, 10-35 years; and water wells, 25-35 years (with some components at 5 years).

7. Investments in and Advances to Unconsolidated Affiliates

We own interests in a number of related businesses that are accounted for using the equity method. Our investments in and advances to our unconsolidated affiliates are grouped according to the business segment to which they relate. For a general discussion of our business segments, see Note 12. The following table shows our investments in and advances to unconsolidated affiliates at March 31, 2006.

	Ownership
	Percentage
NGL Pipelines & Services:
Venice Energy Services Company, LLC (“VESCO”)	13.1%	$ 36,195
K/D/S Promix LLC (“Promix”)	50%	57,816
Baton Rouge Fractionators LLC (“BRF”)	32.3%	25,696
Onshore Natural Gas Pipelines & Services:
Evangeline (1)	49.5%	3,679
Coyote Gas Treating, LLC (“Coyote”)	50%	1,191
Offshore Pipelines & Services:
Poseidon Oil Pipeline Company, L.L.C. (“Poseidon”)	36%	62,537
Cameron Highway Oil Pipeline Company (“Cameron Highway”)	50%	62,081
Deepwater Gateway, L.L.C. (“Deepwater Gateway”)	50%	114,840
Neptune Pipeline Company, L.L.C. (“Neptune”)	25.67%	67,549
Nemo Gathering Company, LLC (“Nemo”)	33.92%	12,465
Petrochemical Services:
Baton Rouge Propylene Concentrator, LLC (“BRPC”)	30%	14,588
La Porte (2)	50%	4,895
Total		$ 463,532

(1)    Refers to our ownership interests in Evangeline Gas Pipeline Company, L.P. and Evangeline Gas Corp., collectively.

(2)    Refers to our ownership interests in La Porte Pipeline Company, L.P. and La Porte GP, LLC, collectively.

On occasion, the price we pay to acquire an investment exceeds the carrying value of the underlying historical net assets (i.e., the underlying equity account balances on the books of the investee) that we purchase. These excess cost amounts are a component of our investments in and advances to unconsolidated affiliates. At March 31, 2006, our investments in Promix, La Porte, Neptune, Poseidon, Cameron Highway and Nemo included excess cost. At March 31, 2006, excess cost amounts included in our investments in and advances to unconsolidated affiliates totaled $47.6 million, all of which was attributed to tangible assets.

8. Business Acquisitions

In March 2006, we paid $38.1 million to TEPPCO for its Pioneer natural gas processing plant located in Opal, Wyoming and certain natural gas processing rights related to production from the Jonah and Pinedale fields located in the Greater Green River Basin in Wyoming. This acquisition was accounted for under the purchase method of accounting and, accordingly, the cost has been allocated based on estimated preliminary fair values as follows:

Property, plant and equipment, net	$ 469
Intangible assets	37,631
Total assets acquired	$ 38,100
Total consideration given	$ 38,100

Management developed the fair value estimates underlying this preliminary purchase price allocation using recognized business valuation techniques.

After completing this acquisition, we commenced construction to increase the capacity of the Pioneer natural gas processing plant, and started work on a related cryogenic natural gas processing facility.

Upon completion of the cryogenic natural gas processing facility, we will have the required capacity to process natural gas production from the Jonah and Pinedale fields that is expected to be transported to our Wyoming facilities as a result of the contract rights we acquired from TEPPCO. See Note 9 for information regarding the intangible assets recorded in connection with this acquisition.

9. Intangible Assets and Goodwill

Identifiable Intangible assets

The following table summarizes our intangible assets by segment at March 31, 2006. Our intangible assets primarily consist of contracts and customer relationships.

	Gross	Accum.	Carrying
Business Segment	Value	Amort.	Value
NGL Pipelines & Services (1)	$ 392,894	$ (85,882)	$ 307,012
Onshore Natural Gas Pipelines & Services	457,798	(52,413)	405,385
Offshore Pipelines & Services	207,012	(38,314)	168,698
Petrochemical Services	56,674	(7,700)	48,974
Total	$ 1,114,378	$ (184,309)	$ 930,069

(1)   During the three months ended March 31, 2006, we recorded an additional $37.6 million of intangible assets due to our acquisition of the Pioneer natural gas processing plant and associated natural gas processing rights. The value we assigned to these processing rights will be amortized to earnings using methods that closely resemble the pattern in which the economic benefits of the underlying natural gas resource bases from which the customers produce are estimated to be consumed or otherwise used. Our estimate of the useful life of each resource base is based on a number of factors, including third-party reserve estimates, the economic viability of production and exploration activities and other industry factors.

Goodwill

The following table summarizes our goodwill amounts by segment at March 31, 2006. Of the $494 million of goodwill we have recorded, $387.1 million was recorded in connection with the merger of GulfTerra Energy Partners, L.P. (“GulfTerra”) with a wholly owned subsidiary of ours in September 2004 (the “GulfTerra Merger”).

NGL Pipelines & Services	$ 54,960
Onshore Natural Gas Pipelines & Services	282,997
Offshore Pipelines & Services	82,386
Petrochemical Services	73,690
Totals	$ 494,033

10. Debt Obligations

Our consolidated debt consisted of the following at March 31, 2006:

Operating Partnership debt obligations:
Multi-Year Revolving Credit Facility, variable rate, due October 2010	$ 80,000
Pascagoula MBFC Loan, 8.70% fixed-rate, due March 2010	54,000
Senior Notes B, 7.50% fixed-rate, due February 2011	450,000
Senior Notes C, 6.375% fixed-rate, due February 2013	350,000
Senior Notes D, 6.875% fixed-rate, due March 2033	500,000
Senior Notes E, 4.00% fixed-rate, due October 2007	500,000
Senior Notes F, 4.625% fixed-rate, due October 2009	500,000
Senior Notes G, 5.60% fixed-rate, due October 2014	650,000
Senior Notes H, 6.65% fixed-rate, due October 2034	350,000
Senior Notes I, 5.00% fixed-rate, due March 2015	250,000
Senior Notes J, 5.75% fixed-rate, due March 2035	250,000
Senior Notes K, 4.950% fixed-rate, due June 2010	500,000
Dixie Revolving Credit Facility, variable rate, due June 2007	17,000
Debt obligations assumed from GulfTerra	5,068
Total principal amount	4,456,068
Other, including unamortized discounts and premiums and changes in fair value (1)	(59,753)
Long-term debt	$ 4,396,315

Standby letters of credit outstanding	$ 47,888

(1) The March 31, 2006 amount includes $45.8 million related to fair value hedges and $13.9 million in net unamortized discounts.

Parent-Subsidiary guarantor relationships

Enterprise Products Partners guarantees the debt obligations of the Operating Partnership, with the exception of the Dixie revolving credit facility and the senior subordinated notes assumed from GulfTerra. If the Operating Partnership were to default on any debt guaranteed by Enterprise Products Partners, Enterprise Products Partners would be responsible for full repayment of that obligation.

Operating Partnership debt obligations

Apart from that discussed below, there have been no significant changes in the terms of the Operating Partnership’s debt obligations since those reported in Enterprise Products Partners’ annual report on Form 10-K for the year ended December 31, 2005.

In March 2006, Enterprise Products Partners generated net proceeds of $430 million in connection with the sale of 18,400,000 of its common units in an underwritten equity offering. Subsequently, this amount was contributed to the Operating Partnership, which, in turn, used this amount to temporarily reduce debt outstanding under its Multi-Year Revolving Credit Facility.

In June 2006, the Operating Partnership executed a second amendment (the “Second Amendment”) to the credit agreement governing its Multi-Year Revolving Credit Facility. The Second Amendment, among other things, extends the maturity date of amounts borrowed under the Multi-Year Revolving Credit Facility from October 2010 to October 2011 with respect to $1.2 billion of the commitments. Borrowings with respect to the remaining $48 million in commitments mature in October 2010. The Second Amendment also modifies the Operating Partnership's financial covenants to, among other things, allow the Operating Partnership to include in the calculation of its Consolidated EBITDA pro forma adjustments for material capital projects.

Covenants

We were in compliance with the covenants of our consolidated debt agreements at March 31, 2006.

Information regarding variable interest rates paid

The following table shows the range of interest rates paid and weighted-average interest rate paid on our consolidated variable-rate debt obligations during the first quarter of 2006.

	Range of	Weighted-average
	interest rates	interest rate
	paid	paid
Operating Partnership’s Multi-Year Revolving Credit Facility	4.87% to 7.50%	5.08%
Dixie Revolving Credit Facility	4.67% to 5.07%	4.84%

Consolidated debt maturity table

Our scheduled maturities of debt principal amounts over the next five years and in total thereafter are presented in the following table. No amounts are currently due in 2006 or 2008.

2007	$ 517,000
2009	500,000
2010	562,140
Thereafter	2,876,928
Total scheduled principal payments	$ 4,456,068

Joint venture debt obligations

We have three unconsolidated affiliates with long-term debt obligations. The following table shows (i) our ownership interest in each entity at March 31, 2006, (ii) total debt of each unconsolidated affiliate at March 31, 2006 (on a 100% basis to the joint venture) and (iii) the corresponding scheduled maturities of such debt.

	Our		Scheduled Maturities of Debt
	Ownership							After
	Interest	Total	2006	2007	2008	2009	2010	2010
Cameron Highway	50.0%	$ 415,000			$ 25,000	$ 25,000	$ 50,000	$ 315,000
Poseidon	36.0%	95,000			95,000
Evangeline	49.5%	30,650	$ 5,000	$ 5,000	5,000	5,000	10,650
Total		$ 540,650	$ 5,000	$ 5,000	$ 125,000	$ 30,000	$ 60,650	$ 315,000

The credit agreements of our joint ventures contain various affirmative and negative covenants, including financial covenants. Our joint ventures were in compliance with all such covenants at March 31, 2006.

Amendment of Cameron Highway debt. In March 2006, Cameron Highway amended the note purchase agreement governing its senior secured notes to primarily address the effect of reduced deliveries of crude oil to Cameron Highway resulting from production delays caused by the lingering effects of Hurricanes Katrina and Rita. In general, this amendment modified certain financial covenants in light of production forecasts. In addition, the amendment increased the letters of credit required to be issued by the Operating Partnership and an affiliate of our joint venture partner from $18.4 million each to $36.8 million each.

Also, the amendment specifies that Cameron Highway cannot make distributions to its partners during the period beginning March 30, 2006 and ending on the earlier of (i) December 31, 2007 or (ii) the date on which Cameron Highway’s debt service coverage ratios are not less than 1.5 to 1 for three consecutive fiscal quarters. In order for Cameron Highway to resume paying distributions to its partners, no default or event of default can be present or continuing at the date Cameron Highway desires to start paying such distributions.

11. Member’s Equity

At March 31, 2006, member’s equity consisted of the capital account of Enterprise GP Holdings and accumulated other comprehensive income. Enterprise GP Holdings is a publicly traded limited partnership that completed an initial public offering of its common units in August 2005 and trades on the NYSE under the ticker symbol “EPE.”

Accumulated other comprehensive income

The following table summarizes transactions affecting our accumulated other comprehensive income since December 31, 2005.

		Interest Rate Fin. Instrs.		Accumulated
			Forward-	Other
	Commodity		Starting	Comprehensive
	Financial	Treasury	Interest	Income
	Instruments	Locks	Rate Swaps	Balance
Balance, December 31, 2005		$ 4,127	$ 14,945	$ 19,072
Change in fair value of commodity financial instruments	$ 251			251
Reclassification of gain on settlement of interest rate financial instruments		(116)	(925)	(1,041)
Balance, March 31, 2006	$ 251	$ 4,011	$ 14,020	$ 18,282

During the remainder of 2006, we will reclassify a combined $3.2 million from accumulated other comprehensive income as a reduction in consolidated interest expense.

12. Business Segments

We have four reportable business segments: NGL Pipelines & Services, Onshore Natural Gas Pipelines & Services, Offshore Pipelines & Services and Petrochemical Services. Our business segments are generally organized and managed according to the type of services rendered (or technology employed) and products produced and/or sold.

Our integrated midstream energy asset system (including the midstream energy assets of our equity method investees) provides services to producers and consumers of natural gas, NGLs and petrochemicals. Our asset system has multiple entry points. In general, hydrocarbons can enter our asset system through a number of ways, including an offshore natural gas or crude oil pipeline, an offshore platform, a natural gas processing plant, an NGL gathering pipeline, an NGL fractionator, an NGL storage facility, an NGL transportation or distribution pipeline or an onshore natural gas pipeline.

Consolidated property, plant and equipment and investments in and advances to unconsolidated affiliates are allocated to each segment on the basis of each asset’s or investment’s principal operations. The principal reconciling item between consolidated property, plant and equipment and the total value of segment assets is construction-in-progress. Segment assets represent the net carrying value of facilities and projects that contribute to the gross operating margin of a particular segment. Since assets under construction generally do not contribute to segment gross operating margin, such assets are excluded from segment asset totals until they are deemed operational. Consolidated intangible assets and goodwill are allocated to each segment based on the classification of the assets to which they relate.

Information by segment, together with reconciliations to our consolidated totals, is presented in the following table:

	Operating Segments
	NGL	Onshore	Offshore		Adjustments
	Pipelines	Pipelines	Pipelines	Petrochemical	and	Consolidated
	& Services	& Services	& Services	Services	Eliminations	Totals
Segment assets:
At March 31, 2006	$ 3,091,345	$ 3,575,775	$ 740,252	$ 504,735	$ 912,940	$ 8,825,047
Investments in and advances to
unconsolidated affiliates (see Note 7):
At March 31, 2006	119,707	4,870	319,472	19,483		463,532
Intangible Assets (see Note 9):
At March 31, 2006	307,012	405,385	168,698	48,974		930,069
Goodwill (see Note 9):
At March 31, 2006	54,960	282,997	82,386	73,690		494,033

13. Related Party Transactions

Relationship with EPCO and affiliates

General. We have an extensive and ongoing relationship with EPCO and its affiliates, which include the following significant entities:

•	EPCO and its private company subsidiaries;
•	Enterprise GP Holdings, which owns 100% of the membership interest in and controls Enterprise Products GP;
•	Employee Partnership; and
•	TEPPCO and TEPPCO GP, which are controlled by affiliates of EPCO.

Unless noted otherwise, our agreements with EPCO are not the result of arm’s length transactions. As a result, we cannot provide assurance that the terms and provisions of such agreements are at least as favorable to us as we could have obtained from unaffiliated third parties.

EPCO is a private company controlled by Dan L. Duncan, who is also a director and Chairman of Enterprise Products GP and EPE Holdings, the general partner of Enterprise GP Holdings. At March 31, 2006, EPCO and its affiliates beneficially owned 144,313,193 (or 34.6%) of the outstanding common units of Enterprise Products Partners. In addition, at March 31, 2006, EPCO and its affiliates owned 86.6% of Enterprise GP Holdings, including 100% of EPE Holdings.

Enterprise Products Partners, Enterprise Products GP, Enterprise GP Holdings and EPE Holdings are separate legal entities from EPCO and its other affiliates, with assets and liabilities that are separate from those of EPCO and its other affiliates. EPCO depends on the cash distributions it receives from Enterprise Products Partners, Enterprise GP Holdings and other investments to fund its other operations and to meet its debt obligations. EPCO and its affiliates received $73.1 million in cash distributions from us during the three months ended March 31, 2006, in connection with its member interests in Enterprise Products GP and EPE Holdings and its limited partner interests in Enterprise Products Partners and Enterprise GP Holdings.

The ownership interests in Enterprise Products Partners and Enterprise GP Holdings that are owned or controlled by EPCO and its affiliates, other than those interests owned by Enterprise GP Holdings, Dan Duncan LLC and certain trusts affiliated with Dan L. Duncan, are pledged as security under the credit facility of an EPCO affiliate. This credit facility contains customary and other events of default relating to EPCO and certain affiliates, including Enterprise Products Partners, Enterprise GP Holdings and TEPPCO.

The executive officers and certain of the directors of Enterprise Products GP and EPE Holdings are employees of EPCO. In addition, we have entered into an agreement with an affiliate of EPCO to provide trucking services to us for the transportation of NGLs and other products. In addition, we buy and sell NGL products to and from another affiliate of EPCO at market-related prices in the normal course of business. We also lease office space in various buildings from affiliates of EPCO. The rental rates in these lease agreements approximate market rates.

Relationship with TEPPCO. In March 2006, we paid $38.1 million to TEPPCO for its Pioneer natural gas processing plant located in Opal, Wyoming and certain natural gas processing rights related to production from the Jonah and Pinedale fields located in the Greater Green River Basin in Wyoming. This transaction was reviewed and approved by the Audit and Conflicts Committee of the board of directors of Enterprise Products GP and the general partner of TEPPCO, and a fairness opinion was rendered by an independent third-party. TEPPCO will have no continued involvement in the contracts or in the operations of the Pioneer facility.

In February 2006, we and TEPPCO entered into a letter of intent related to the formation of a joint venture to expand TEPPCO’s Jonah Gas Gathering System (“the Jonah system”) located in the Green River Basin in southwestern Wyoming. The proposed expansion of the Jonah system would increase the natural gas gathering and transportation capacity of the Jonah system from 1.5 Bcf/d to 2.0 Bcf/d. The letter of intent stipulates that we will be responsible for all construction-related activities related to the expansion of the Jonah system, including advancing of all funds necessary to plan, engineer and construct the project. We estimate that total funds needed for this project will approximate $200 million and that the expansion assets will be placed in service in late 2006. The amounts we advance to complete the expansion of the Jonah system will constitute a subscription for an equity interest in the proposed joint venture. TEPPCO has the option to return to us up to 100% of the amounts we advance (i.e., the subscription amounts). If TEPPCO returns any portion of the subscription to us, the relative interests of us and TEPPCO in the new joint venture would be adjusted accordingly. The proposed joint venture arrangement will terminate without liability to either party if TEPPCO returns 100% of the advances we make in connection with the expansion project, including carrying costs and expenses. Our expenditures associated with this project were $55.3 million during the first quarter of 2006, of which $53.5 million has been paid. Other assets on our Unaudited Condensed Consolidated Balance Sheet at March 31, 2006 include the $55.3 million of expenditures related to this project.

Administrative Services Agreement. We have no employees. All of our management, administrative and operating functions are performed by employees of EPCO pursuant to an administrative services agreement (“ASA”). Enterprise Products Partners, Enterprise Products GP, Enterprise GP Holdings, EPE Holdings, TEPPCO and TEPPCO GP are parties to the ASA. We reimburse EPCO for the costs of its employees who perform operating functions for us and for costs related to its other management and administrative employees.

Relationships with unconsolidated affiliates

Our significant related party transactions with unconsolidated affiliates consist of the sale of natural gas to Evangeline and the purchase of NGL storage, transportation and fractionation services from Promix. In addition, we sell natural gas to Promix and process natural gas at VESCO.

14. Commitments and Contingencies

Litigation

On occasion, we are named as a defendant in litigation relating to our normal business activities, including regulatory and environmental matters. Although we insure against various business risks to the extent we believe it is prudent, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to indemnify us against liabilities arising from future legal proceedings as a result of our ordinary business activities. We are not aware of any significant litigation, pending or threatened, that may have a significant adverse effect on our financial position, cash flows or results of operations.

A number of lawsuits have been filed by municipalities and other water suppliers against various manufacturers of reformulated gasoline containing methyl tertiary butyl ether (“MTBE”). In general, such suits have not named manufacturers of MTBE as defendants, and there have been no such lawsuits filed against our subsidiary that owns an octane-additive production facility. It is possible, however, that MTBE manufacturers such as our subsidiary could ultimately be added as defendants in such lawsuits or in new lawsuits.

We acquired additional ownership interests in our octane-additive production facility from affiliates of Devon Energy Corporation (“Devon”), which sold us its 33.3% interest in 2003, and Sunoco, Inc. (“Sun”), which sold us its 33.3% interest in 2004. As a result of these acquisitions, we own 100% of our Mont Belvieu, Texas octane-additive production facility. Devon and Sun have indemnified us for any liabilities (including potential liabilities as described in the preceding paragraph) that are in respect of periods prior to the date we purchased such interests. There are no dollar limits or deductibles associated with the indemnities we received from Sun and Devon with respect to potential claims linked to the period of time they held ownership interests in our octane-additive production facility.

Operating leases

We lease certain property, plant and equipment under noncancelable and cancelable operating leases. Our significant lease agreements involve (i) the lease of underground caverns for the storage of natural gas and NGLs, (ii) leased office space with an affiliate of EPCO, and (iii) land held pursuant to right-of-way agreements. In general, our material lease agreements have original terms that range from 14 to 20 years and include renewal options that could extend the agreements for up to an additional 20 years.

There have been no material changes in our operating lease commitments since December 31, 2005, except for the renewal of our Wilson natural gas storage facility lease. During the first quarter of 2006, we exercised our right to renew the Wilson lease for an additional 20-year period. Our rental payments under the renewal agreement are at a fixed rate. Under the renewal agreement, we have the option to purchase the Wilson natural gas storage facility at either December 31, 2024 for $61 million or January 25, 2028 for $55 million. In addition, the lessor, at its election, may cause us to purchase the facility for $65 million at the end of any calendar quarter beginning on March 31, 2008 and extending through December 31, 2023. After adjusting for the renewal, the incremental future minimum lease payments associated with our lease of the Wilson natural gas storage facility are as follows: $4.1 million, 2008; $5.5 million, 2009; $5.5 million, 2010; and $94.9 million thereafter.

Performance guaranty

In December 2004, a subsidiary of the Operating Partnership entered into the Independence Hub Agreement (the “Hub Agreement”) with six oil and natural gas producers. The Hub Agreement, as amended, obligates the subsidiary (i) to construct an offshore platform production facility to process 1 Bcf/d of natural gas and condensate and (ii) to process certain natural gas and condensate production of the six producers following construction of the platform facility.

In conjunction with the Hub Agreement, the Operating Partnership guaranteed the performance of its subsidiary under the Hub Agreement up to $426 million. In December 2004, 20% of this guaranteed amount was assumed by Helix Energy Solutions Group, Inc. (formerly known as Cal Dive International, Inc.), our joint venture partner in the Independence Hub project. The remaining $341 million represents our share of the anticipated construction cost of the platform facility. This amount represents the cap on the Operating Partnership’s potential obligation to the six producers for the cost of constructing the platform under the remote scenario where the six producers finish construction of the platform facility. This performance guarantee continues until the earlier to occur of (i) all of the guaranteed obligations of the subsidiary shall have been terminated, paid or otherwise discharged in full, (ii) upon mutual written consent of the Operating Partnership and the producers or (iii) mechanical completion of the production facility.

We currently expect that mechanical completion of the platform will occur in January 2007; therefore, we anticipate that the performance guaranty will exist until at least this future period.

In accordance with FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," we recorded the fair value of the performance guaranty using an expected present value approach. Given the remote probability that the Operating Partnership would be required to perform under this guaranty, we have estimated the fair value of the performance guaranty at approximately $1.2 million, which is a component of other current liabilities on our Unaudited Condensed Consolidated Balance Sheet at March 31, 2006.

15. Significant Risks and Uncertainties - Hurricanes

The following is a discussion of the general status of insurance claims related to significant storm events that affected our assets in 2004 and 2005. To the extent we include any estimate regarding the dollar value of damages, please be aware that a change in our estimates may occur as additional information becomes available to us.

Hurricane Ivan insurance claims. Our final purchase price allocation for the GulfTerra Merger included a $26.2 million receivable for insurance claims. These claims resulted from property damage caused by Hurricane Ivan in September 2004 to certain GulfTerra assets prior to the GulfTerra Merger. During the first quarter of 2006, we received cash reimbursements from insurance carriers totaling $24.1 million related to these property damage claims, and we expect to recover the remaining $2.1 million by mid-2006. If our final recovery of funds is different than the $26.2 million recorded, we will recognize an income impact at that time.

In addition, we have submitted business interruption insurance claims for our estimated losses caused by Hurricane Ivan. During the first quarter of 2006, we received claim proceeds of $10.2 million, and in April 2006 we received an additional $2 million. To the extent we receive cash proceeds from business interruption claims, they are recorded as a gain in the period of receipt.

Hurricanes Katrina and Rita insurance claims. Hurricanes Katrina and Rita, both significant storms, affected certain of our Gulf Coast assets in August and September of 2005, respectively. Inspection and evaluation of property damage to our facilities is a continuing effort. To the extent that insurance proceeds from property damage claims do not cover our expenditures in excess of the $5 million of insurance deductibles we expensed during the third quarter of 2005, such shortfall will be charged to earnings when realized. We have recorded $37.2 million of estimated recoveries from property damage claims based on amounts expended through March 31, 2006.

In addition, we expect to file business interruption claims for losses related to these hurricanes. To the extent we receive cash proceeds from such business interruption claims, they will be recorded as a gain in the period of receipt.

16. Condensed Financial Information of Operating Partnership

The Operating Partnership conducts substantially all of the business of Enterprise Products Partners. Currently, neither Enterprise Products GP nor Enterprise Products Partners have any independent operations and any material assets outside those of the Operating Partnership.

Enterprise Products Partners guarantees the debt obligations of its Operating Partnership, with the exception of the Dixie revolving credit facility and the senior subordinated notes assumed from GulfTerra. If the Operating Partnership were to default on any debt guaranteed by Enterprise Products Partners, Enterprise Products Partners would be responsible for full repayment of that obligation. For additional information regarding our consolidated debt obligations, see Note 10.

The reconciling items between our consolidated balance sheet and that of the Operating Partnership are substantially the same as the differences between our consolidated balance sheet and that of Enterprise Products Partners (see Note 1).

The following table shows condensed consolidated balance sheet data for the Operating Partnership at March 31, 2006:

ASSETS
Current assets	$ 1,501,713
Property, plant and equipment, net	8,825,047
Investments in and advances to unconsolidated affiliates, net	463,532
Intangible assets, net	930,069
Goodwill	494,033
Deferred tax asset	4,821
Other assets	92,281
Total	$ 12,311,496

LIABILITIES AND PARTNERS' EQUITY
Current liabilities	$ 1,648,242
Long-term debt	4,396,315
Other long-term liabilities	113,093
Minority interest	118,187
Partners' equity	6,035,659
Total	$ 12,311,496

Total Operating Partnership debt obligations guaranteed
by Enterprise Products Partners	$ 4,434,000